EUSA Pharma Signs Exclusive Distribution Agreement with Samaritan for Anesthetic Pain Patch to Launch and Sell in Greece & Cyprus

- Rapydan Boosts Sales Arm Pipeline to Eleven Revenue Generating Specialty Products

LAS VEGAS, September 20, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV — News), a developer of innovative drugs, is pleased to announce that it has signed an exclusive distribution agreement with EUSA Pharma to launch, promote, sell and support pain patch Rapydan in Greece and Cyprus.

Rapydan provides a Controlled Heat-Assisted Drug Delivery (CHADD) technology that allows for the targeted, rapid and deep anesthetic effect of Lidocaine and Tetracaine. The topically administered patch contains a heating element that warms the surface temperature of the skin instigating a vasodilatory effect; consequently two major benefits are observed, the rapid onset of anesthesia, and the increased accessibility of blood vessels.

Rapydan is indicated for surface anesthesia of the skin in connection with needle puncture in adults and children, and in cases of superficial surgical procedures on normal intact skin in adults.

Visit List of In-licenced Products:

http://www.samaritanpharma.com/marketed_products.asp

Samaritan Pharmaceuticals:

``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell eleven revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

EUSA Pharma Inc:

EUSA Pharma is a rapidly growing transatlantic specialty pharmaceutical company focused on in-licensing, developing and marketing late-stage oncology, pain control and critical care products. The company currently has 6 products on the market, including Erwinase® and Kidrolase® for the treatment of acute lymphoblastic leukemia, Collatamp® G the antibiotic surgical implant and Rapydan™, a rapid-onset anesthetic patch for which EUSA Pharma expects to receive Europe-wide approval later this year.

Supported by leading life science investors, Essex Woodlands, 3i, Goldman Sachs, Advent Venture Partners, SV Life Sciences, NeoMed and NovaQuest, EUSA Pharma has raised over $225 million and completed three significant acquisitions since its founding in May 2006.

For more information on the company please visit www.eusapharma.com

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Source: Samaritan Pharmaceuticals, Inc.